EXHIBIT 99.1

       PRESS RELEASE OF NORTHWEST BANCORP, MHC AND NORTHWEST BANCORP, INC.


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Press Release

FOR IMMEDIATE RELEASE

CONTACT: William J. Wagner, President and Chief Executive Officer (814) 726-2140


       NORTHWEST BANCORP, INC. TO CONSOLIDATE FIRST CARNEGIE DEPOSIT INTO
                             NORTHWEST SAVINGS BANK

Warren, Pennsylvania - July 7, 2004

Northwest  Bancorp,  MHC (the "Mutual Holding  Company"),  the parent company of
Northwest Bancorp, Inc. (Nasdaq: NWSB), the holding company for Northwest Savings Bank and Jamestown Savings Bank, announced jointly today that the Mutual Holding Company and Northwest Bancorp, Inc. have entered into an agreement under which the Mutual Holding Company will transfer all of the outstanding shares of common stock of First Carnegie Deposit ("First Carnegie"), a wholly-owned subsidiary of the Mutual Holding Company, to Northwest Bancorp, Inc. First Carnegie will then merge with and into Northwest Savings Bank.

The Mutual Holding Company previously acquired all of the outstanding shares of common stock of First Carnegie in a merger transaction that closed on April 30, 2004.

In consideration of the transfer of all of the outstanding shares of common stock of First Carnegie to Northwest Bancorp, Inc., Northwest Bancorp, Inc. will issue 67,265 shares of its common stock to the Mutual Holding Company and will forgive a loan to the Mutual Holding Company in the amount of $10.0 million. This consideration equals the fair value of First Carnegie as determined by an independent appraisal. The price per share of Northwest Bancorp common stock used for purposes of determining the number of shares to be issued to the Mutual Holding Company was the closing sales price of Northwest Bancorp as of the date immediately preceding the date of the agreement. The transaction is subject to approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Pennsylvania State Department of Banking.

Walter G. Kelly, President of First Carnegie, stated "We are pleased to undertake this additional step in our relationship with Northwest and the expansion of our capabilities as a community banking organization."

William J. Wagner, President and Chief Executive Officer of Northwest Bancorp, stated, "We are very pleased to announce the consolidation of First Carnegie into Northwest Savings Bank and Northwest Savings Bank's further expansion in the Pittsburgh market. We believe that First Carnegie's customers will embrace Northwest's expanded menu of products and services which will continue to be delivered by First Carnegie's current employees."

Northwest Bancorp, MHC owns the majority share of Northwest Bancorp, Inc. Both are headquartered in Warren, Pennsylvania. Through Northwest Savings Bank and

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Jamestown  Savings Bank,  Northwest  Bancorp  operates 145 banking  locations in
Pennsylvania, New York and Ohio. As of March 31, 2004, Northwest Bancorp had consolidated assets of $5.8 billion, stockholders' equity of $503.9 million and deposits of $4.7 billion. First Carnegie operates 3 Pennsylvania banking locations in Allegheny and Washington Counties. First Carnegie had total assets of $99.3 million, stockholders' equity of $12.3 million and deposits of $82.0 million

* * * * * * * * * * * *

This news release contains certain forward-looking statements about the proposed merger of Northwest Savings Bank and First Carnegie. Forward-looking statements can be identified by the fact that they may include words like "believe", "expect", "anticipate", "estimate", and "intend" or future or conditional verbs such as "will", "would", "should", "could", or "may". These forward-looking statements are based upon the current beliefs and expectations of Northwest Bancorp's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the companies' control. Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Northwest Savings Bank and First Carnegie, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Northwest Savings Bank and First Carnegie are engaged, changes in the securities markets, and other factors disclosed by Northwest Bancorp in its periodic filings with the SEC. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. Northwest Bancorp does not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.